Exhibit 99.1

April 30, 2008	Contact:	Susannah R. Robinson
BOSTON, MA		Director, Investor Relations
(617) 342-6129

CABOT ANNOUNCES SECOND QUARTER OPERATING RESULTS

•	Solid performance in Carbon Black and Metal Oxides arising from strong demand

•	Carbon Black continued to experience an unfavorable contract lag due to rising feedstock costs

•	Supermetals and Specialty Fluids had a weaker than anticipated quarter

•	High feedstock costs unfavorably affected cash and working capital

Cabot Corporation (NYSE:CBT) today announced net income of $11 million ($0.17 per diluted common share) for the second quarter of 2008, including $8 million after-tax ($0.13 per diluted common share) of charges from certain items and a $4 million ($0.06 per diluted common share) charge related to tax reserves. This compares to net income of $30 million ($0.45 per diluted common share) for the second quarter of fiscal 2007, which included $12 million after-tax ($0.17 per diluted common share) of charges from certain items. Cabot’s results during the quarter were unfavorably impacted by approximately $20 million from the time lag of the feedstock related pricing adjustments in the Company’s rubber blacks supply contracts and the immediate recognition of higher feedstock costs in North America, due to the use of LIFO accounting. This compares to a $5 million positive impact from these factors during the same quarter of 2007. The $4 million tax charge resulted from the reversal of tax benefits from China investment credits approved and recorded during the first quarter of 2008 due to changes to Chinese tax regulations issued during the quarter. Details of the Company’s financial results and certain items included in net income are provided in the accompanying tables.

In commenting, Patrick Prevost, Cabot’s President and CEO, said, “Our performance during the quarter did not meet our expectations due to the continued rise of carbon black feedstock costs and weaker than anticipated results in our other businesses. Despite higher feedstock costs, the Carbon Black Business significantly improved profitability compared to the first quarter of 2008. Both the rubber blacks and performance products product lines were able to expand unit margins. Performance products volumes continued to grow at rates in excess of 5%. Unfortunately the increase in raw material costs, once again, led to a significant unfavorable contract lag effect. We are aggressively managing margins on our non-contracted business and pursuing opportunities to reduce working capital given the environment of rapidly rising feedstock costs. Our inkjet colorants product line improved its volumes significantly over the previous quarter as a result of a recovery in both the OEM and aftermarket segments of the small office home office inkjet market. However, the development in the high speed market segment remains slow.”

Prevost continued, “The Metal Oxides Business continues to perform solidly, although the business was negatively affected by extreme weather conditions in China during the quarter, forcing the shutdown of our manufacturing facility for nearly three weeks. Sales in the silicones portion of this business showed some signs of weakness in Europe and North America. Demand in our electronics and niche segments, however, continues to be strong. The Supermetals Business continues to be impacted by a highly competitive market environment and slower demand in the U.S. We remain focused on generating cash in this business. Our Specialty Fluids Business performed solidly during the second quarter. The business is pursuing multiple opportunities in new geographic regions. More broadly, although the impact of rising carbon black feedstock costs on our working capital is significant, we remain confident in the fundamental strength of the Company and our ability to withstand a volatile environment.”

Business Financial Detail

The following discussion of our results includes information on our reportable segment sales and operating profit before taxes (“PBT”) and should be read in conjunction with the accompanying financial tables. Our Chief Operating Decision Maker uses total segment PBT to measure our consolidated operating results and segment PBT to assess segment performance and allocate resources. Segment PBT includes equity in net income of affiliated companies, royalties paid by equity affiliates, minority interest and allocated corporate costs and excludes interest expense, foreign currency transaction gains and losses, interest income, dividend income, as well as certain items that have not been allocated to a segment as they are significant and unusual or infrequent. Segment PBT is a non-GAAP financial measure and is not intended to replace income (loss) from continuing operations, the most directly comparable GAAP financial measure. We believe segment PBT assists investors by allowing them to evaluate changes in the operating results of our portfolio of businesses before non-operating factors and before items that are unusual or infrequent that affect net income. Certain items, which are included in net income, are not included in segment PBT. A reconciliation of segment PBT to income (loss) from continuing operations is shown in the accompanying tables.

When explaining the changes in our PBT period on period, we use several terms. The term “fixed costs” means fixed manufacturing costs, including utilities. The term “inventory related changes” means differences attributable to items such as (i) inventory obsolescence and valuation reserves; (ii) utilization variances; and (iii) other increases or decreases in costs associated with the production of inventory. The term “product mix” refers to the various types and grades of products sold by a particular business or product line during the quarter, and the positive or negative impact of that mix on the variable margin and profitability of the business or product line. The term “market segment mix” refers to the various market segments into which a particular business or product line sold its products during the quarter, and the positive or negative impact of that mix on the variable margin and profitability of the business or product line.

Carbon Black Business

The following chart details the percentage change in volume by product line for the second fiscal quarter of 2008, as compared to the second fiscal quarter of 2007 and the first fiscal quarter of 2008:

	Second quarter 2008 vs. second quarter 2007	Second quarter 2008 vs. first quarter 2008
Rubber Blacks	flat volumes	(1%)
North America	(4%)	6%
South America	(10%)	(16%)
Europe	(2%)	8%
Asia Pacific	9%	(3%)
China	2%	(8%)

Performance Products	5%	8%

Inkjet Colorants	(13%)	21%

When comparing the second quarter of 2008 to the second quarter of 2007, rubber blacks volume declines in Europe and South America were driven by decisions we made to change our customer and product mix to maximize profits, with the resulting loss of shorter term volumes. When comparing the second quarter of 2008 to the first quarter of 2008, rubber blacks volume declines in China and Asia Pacific were driven by seasonality due to holidays in those regions.

Revenue Variance Analysis

•

The $137 million increase in revenue from the second quarter of 2007 to the second quarter of 2008 was driven by increased selling prices ($78 million), the positive impact of foreign currency translation on our selling prices ($50 million) and increased volumes ($7 million).

•

The $70 million increase in revenue from the first to the second quarter of 2008 was driven by increased selling prices ($46 million), the positive impact of foreign currency translation on our selling prices ($18 million) and increased volumes ($5 million).

Profit Variance Analysis

•

The $21 million decrease in PBT from the second quarter of 2007 to the second quarter of 2008 was driven by raw material cost increases ($109 million) and higher fixed costs ($6 million). These factors were only partially offset by increased selling prices and favorable product mix ($86 million), the favorable impact of inventory related changes ($3 million), the positive impact of foreign currency translation ($3 million) and higher volumes ($2 million).

•

The $15 million increase in PBT from the first to the second quarter of 2008 was driven by higher selling prices and favorable product mix ($47 million), increased volumes ($6 million) and the positive impact of foreign currency translation ($2 million). These positive factors were partially offset by higher raw material costs ($32 million) and higher selling and administrative costs ($7 million).

Variability in feedstock costs significantly impacts financial results for both the Carbon Black Business segment and the Company as a whole on a quarterly basis. The table below quantifies, in millions of dollars, the absolute impact on PBT during a quarter of both the time lag of our feedstock related pricing adjustments in our rubber blacks supply contracts (“contract lag”) and the immediate recognition of feedstock costs in North America due to the use of LIFO accounting (“LIFO impact”).

(millions of dollars)	Fiscal Year 2007	Fiscal Year 2008
Quarter 1
Contract lag	8	(9)
LIFO impact	5	(8)
Quarter 2
Contract lag	7	(17)
LIFO impact	(2)	(3)
Quarter 3
Contract lag	(8)
LIFO impact	(8)
Quarter 4
Contract lag	(13)
LIFO impact	(1)

Metal Oxides Business

Volumes in the fumed metal oxides product line increased by 3% during the second quarter of 2008, when compared to both the second quarter of 2007 and the first quarter of 2008 as increases in the niche and electronics segments more than offset declines in the silicones segment.

Revenue Variance Analysis

•

The $5 million increase in revenue from the second quarter of 2007 to the second quarter of 2008 was driven by the positive impact of foreign currency translation on our selling prices ($3 million) and increased volumes ($2 million).

•

The $3 million increase in revenue from the first to the second quarter of 2008 was driven by increased volumes ($2 million) and the positive impact of foreign currency translation on our selling prices ($1 million).

Profit Variance Analysis

•

The $2 million decrease in PBT from the second quarter of 2007 to the second quarter of 2008 was driven by higher fixed costs ($3 million), principally higher utility costs, higher raw material costs ($1 million) and the unfavorable impact of inventory related changes ($1 million). These factors were only partially offset by increased volumes ($2 million) and a favorable product and market segment mix ($1 million).

•

PBT was flat from the first to the second quarter of 2008 as increased volumes ($2 million) and a favorable product and market segment mix ($1 million) were offset by higher raw material costs ($3 million).

Supermetals Business

Revenue Variance Analysis

•

The $4 million increase in revenue from the second quarter of 2007 to the second quarter of 2008 was driven by higher volumes ($7 million) principally associated with customer inventory build, and the positive effect of foreign currency translation on our selling prices ($1 million), partially offset by lower selling prices ($4 million).

•

The $4 million increase in revenue from the first to the second quarter of 2008 was driven by higher volumes ($6 million) and the positive effect of foreign currency translation on our selling prices ($1 million), partially offset by lower selling prices ($3 million).

Profit Variance Analysis

•

PBT was flat from the second quarter of 2007 to the second quarter of 2008 as higher volumes ($2 million) and lower costs ($7 million) were offset by lower selling prices ($4 million), the unfavorable impact of inventory related changes ($4 million) and higher raw material costs ($1 million).

•

The $3 million decrease in PBT from the first to the second quarter of 2008 was driven principally by lower selling prices ($3 million), higher raw material costs ($1 million) and higher expenses ($1 million). These unfavorable factors were only partially offset by higher volumes ($3 million).

Specialty Fluids Business

Profit Variance Analysis

•

PBT increased by $2 million from the second quarter of 2007 to the second quarter of 2008 as a higher volume of fluid sold from completed jobs more than offset a reduction in our rental volume. This decline in rental volume was due to an unfavorable mix of shorter and smaller jobs.

•

PBT decreased by $2 million from the first to the second quarter of 2008 as a reduction in our rental volume, and hence a significantly lower utilization rate, more than offset a higher volume of fluid sold from completed jobs.

The table below quantifies the absolute fluid utilization percentage, which is the percentage of our total available fluid inventory used during a period, by quarter for fiscal 2007 and 2008.

	Fiscal Year 2007	Fiscal Year 2008
Quarter 1	17%	21%
Quarter 2	13%	13%
Quarter 3	19%
Quarter 4	12%

Corporate Financial Detail

Capital Expenditures- Cabot invested approximately $40 million in capital expenditures during the second fiscal quarter of 2008.

Open Market Share Repurchases- During the second fiscal quarter of 2008, the Company repurchased 732,000 shares of its common stock on the open market for a cash cost of approximately $21 million at an average price of approximately $29 per share.

Working Capital- Working capital increased by $27 million on a constant dollar basis (an increase of $74 million at actual exchange rates) during the second fiscal quarter of 2008, driven principally by higher carbon black feedstock costs impacting accounts receivable and inventory values.

Tax Rate- The Company’s overall tax rate for net income from continuing operations was 48% for the second fiscal quarter of 2008. During the quarter, the Company reserved against tax benefits from China investment credits approved and recorded during the first quarter of 2008 due to changes to Chinese tax regulations issued during the quarter. This reserve unfavorably impacted the Company’s operating results by $4 million ($0.06 per diluted common share). Excluding the impact of this reserve, the Company’s tax rate would have been a provision of approximately 27% for the second fiscal quarter of 2008.

This earnings release contains forward-looking statements based on management’s current expectations, estimates and projections. All statements that address expectations or projections about the future, including statements about the company’s strategy for growth, product development, market position, expected expenditures and financial results are forward-looking statements. Some of the forward-looking statements may be identified by words like “expects,” “anticipates,” “plans,” “intends,” “projects,” “indicates,” and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully elsewhere in this release and in documents filed with the Securities and Exchange Commission by Cabot, particularly its latest annual report on Form 10-K, could cause results to differ materially from those stated. These factors include, but are not limited to changes in cost of raw materials; costs associated with the research and development of new products, including regulatory approval and market acceptance; competitive pressures; successful integration of structural changes, including restructuring plans, and joint ventures; the laws, regulations, policies and economic conditions, including inflation, interest and foreign currency exchange rates, of countries in which the company does business; and severe weather events that cause business interruptions, including plant and power outages, or disruptions in supplier and customer operations.

Cabot Corporation is a global specialty chemicals and materials company headquartered in Boston, MA. Cabot’s major products are carbon black, fumed silica, inkjet colorants, capacitor materials, and cesium formate drilling fluids. The Company’s website is: http://www.cabot-corp.com.

Second Quarter Earnings Announcement, Fiscal 2008

CABOT CORPORATION CONSOLIDATED STATEMENTS OF OPERATIONS

Periods ended March 31 Dollars in millions, except per share amounts (unaudited)	Three Months		Six Months
	2008	2007	2008	2007
Net sales and other operating revenues	$786	$637	$1,497	$1,292
Cost of sales	668	499	1,263	1,005

Gross profit	118	138	234	287

Selling and administrative expenses	66	73	123	127
Research and technical expenses	19	17	35	32

Income from operations	33	48	76	128

Other income and expense
Interest and dividend income	1	3	2	5
Interest expense	(9)	(9)	(18)	(18)
Other income (expense)	(2)	(1)	(4)	1

Total other income and expense	(10)	(7)	(20)	(12)

Income from operations before income taxes	23	41	56	116

Provision for income taxes	(11)	(11)	(5)	(30)
Equity in net income of affiliated companies, net of tax	2	3	4	6
Minority interest in net income, net of tax	(3)	(2)	(8)	(7)

Net income	11	31	47	85
Dividends on preferred stock, net of tax benefit	—	(1)	—	(1)

Net income available to common shares	$11	$30	$47	$84

Diluted earnings per share of common stock
Diluted	$0.17	$0.45	$0.73	$1.24
Weighted average common shares outstanding
Diluted	64	69	64	69

Second Quarter Earnings Announcement, Fiscal 2008

CABOT CORPORATION SUMMARY RESULTS BY SEGMENTS

Periods ended March 31 Dollars in millions, except per share amounts (unaudited)	Three Months		Six Months
	2008	2007	2008	2007
SALES

Carbon Black Business (A)	$630	$493	$1,191	$978
Rubber blacks	453	346	863	697
Performance products	165	134	307	257
Inkjet colorants	11	13	19	23
Superior MicroPowders	1	—	2	1
Metal Oxides Business	73	68	143	133
Fumed metal oxides	72	68	142	133
Aerogel	1	—	1	—
Supermetals Business	57	53	109	130
Specialty Fluids Business	16	10	32	26

Segment sales	776	624	1,475	1,267
Unallocated and other (B)	10	13	22	25

Net sales and other operating revenues	$786	$637	$1,497	$1,292

SEGMENT PROFIT

Carbon Black Business	$36	$57	$57	$111
Metal Oxides Business	8	10	16	19
Supermetals Business	(2)	(2)	(1)	14
Specialty Fluids Business	5	3	12	11

Total Segment Profit (C)	47	68	84	155

Interest expense	(9)	(9)	(18)	(18)
General unallocated expense (D)	(13)	(15)	(6)	(15)
Less: Equity in net income of affiliated companies, net of tax	(2)	(3)	(4)	(6)

Income from operations before income taxes	23	41	56	116
Provision for income taxes	(11)	(11)	(5)	(30)
Equity in net income of affiliated companies, net of tax	2	3	4	6
Minority interest in net income, net of tax	(3)	(2)	(8)	(7)

Net income	11	31	47	85
Dividends on preferred stock, net of tax benefit	—	(1)	—	(1)

Net income available to common shares	$11	$30	$47	$84

Diluted earnings per share of common stock
Diluted	$0.17	$0.45	$0.73	$1.24

Weighted average common shares outstanding
Diluted	64	69	64	69

(A)	Segment sales for certain operating segments within the Carbon Black Business include 100% of sales of one equity affiliate at market-based prices.
(B)	Unallocated and other reflects an elimination for sales of one equity affiliate offset by royalties paid by equity affiliates and external shipping and handling fees.
(C)

Segment profit is a measure used by Cabot's Chief Operating Decision-Maker to measure consolidated operating results, assess segment performance and allocate resources. Segment profit includes equity in net income of affiliated companies, royalties paid by equity affiliates, minority interest and allocated corporate costs.

(D)	General unallocated expense includes foreign currency transaction gains (losses), interest income, dividend income, and the certain items listed in Exhibit I.

Second Quarter Earnings Announcement, Fiscal 2008

CABOT CORPORATION CONDENSED CONSOLIDATED FINANCIAL POSITION

	March 31, 2008	September 30, 2007
Dollars in millions, except share and per share amounts	(unaudited)	(audited)
Current assets:

Cash and cash equivalents	$111	$154
Short-term marketable securities	1	2
Accounts and notes receivable, net of reserve for doubtful accounts of $6 and $6	644	563
Inventories:
Raw materials	181	154
Work in process	63	77
Finished goods	237	184
Other	32	27

Total inventories	513	442
Prepaid expenses and other current assets	84	72
Deferred income taxes	37	35
Assets held for sale	7	7

Total current assets	1,397	1,275

Investments:
Equity affiliates	69	65
Long-term marketable securities and cost investments	2	3

Total investments	71	68

Property, plant and equipment	3,005	2,823
Accumulated depreciation and amortization	(1,951)	(1,807)

Net property, plant and equipment	1,054	1,016

Other assets:
Goodwill	38	34
Intangible assets, net of accumulated amortization of $11 and $10	3	4
Assets held for rent	45	42
Deferred income taxes	121	120
Other assets	92	77

Total other assets	299	277

Total assets	$2,821	$2,636

Second Quarter Earnings Announcement, Fiscal 2008

CABOT CORPORATION CONDENSED CONSOLIDATED FINANCIAL POSITION

	March 31, 2008	September 30, 2007
Dollars in millions, except share and per share amounts	(unaudited)	(audited)
Current liabilities:
Notes payable to banks	$147	$67
Accounts payable and accrued liabilities	402	427
Income taxes payable	42	36
Deferred income taxes	1	2
Current portion of long-term debt	39	15

Total current liabilities	631	547

Long-term debt	487	503
Deferred income taxes	11	16
Other liabilities	341	300

Minority interest	89	76

Stockholders’ equity:
Preferred stock:
Authorized: 2,000,000 shares of $1 par value	—	—
Series B ESOP Convertible Preferred Stock 7.75% Cumulative
Authorized: 200,000 shares
Issued: None
Outstanding: None
Common stock:
Authorized: 200,000,000 shares of $1 par value	65	65
Issued: 64,626,502 and 65,424,674 shares
Outstanding: 64,484,058 and 65,279,803 shares
Less cost of 142,443 and 144,871 shares of common treasury stock	(5)	(5)
Additional paid-in capital	—	—
Retained earnings	1,132	1,119
Deferred employee benefits	(32)	(34)
Notes receivable for restricted stock	(19)	(19)
Accumulated other comprehensive income	121	68

Total stockholders’ equity	1,262	1,194

Total liabilities and stockholders’ equity	$2,821	$2,636

CABOT CORPORATION

	Fiscal 2007					Fiscal 2008
In millions,
except per share amounts (unaudited)	Dec. Q.	Mar. Q.	June Q.	Sept. Q.	FY	Dec. Q.	Mar. Q.	June Q.	Sept. Q.	FY
Sales
Carbon Black Business (A)	$485	$493	$506	$521	$2,005	$560	$630			$1,191
Rubber blacks	351	346	351	368	1,416	409	453			863
Performance products	123	134	142	142	541	142	165			307
Inkjet colorants	10	13	13	10	46	8	11			19
Superior MicroPowders	1	—	—	1	2	1	1			2
Metal Oxides Business	65	68	67	71	271	70	73			143
Fumed metal oxides	65	68	66	71	270	70	72			142
Aerogel	—	—	1	—	1	—	1			1
Supermetals Business	77	53	48	55	233	53	57			109
Specialty Fluids Business	16	10	16	16	58	16	16			32

Segment Sales	643	624	637	663	2,567	699	776			1,475
Unallocated and other (B)	12	13	12	12	49	12	10			22

Net sales and other operating revenues	$655	$637	$649	$675	$2,616	$711	$786			$1,497

Segment Profit
Carbon Black Business	$54	$57	$25	$20	$156	$21	$36			$57
Metal Oxides Business	9	10	9	8	36	8	8			16
Supermetals Business	16	(2)	—	1	15	1	(2)			(1)
Specialty Fluids Business	8	3	7	7	25	7	5			12

Total Segment Profit (C)	87	68	41	36	232	37	47			84

Interest expense	(9)	(9)	(8)	(8)	(34)	(9)	(9)			(18)
General unallocated income (expense) (D)	—	(15)	1	(5)	(18)	8	(13)			(6)
Less: Equity in net income of affiliated companies, net of tax	(3)	(3)	(3)	(3)	(12)	(2)	(2)			(4)

Income from continuing operations before income taxes	75	41	31	20	168	34	23			56
Benefit (provision) for income taxes	(19)	(11)	(9)	2	(38)	6	(11)			(5)
Equity in net income of affiliated companies, net of tax	3	3	3	3	12	2	2			4
Minority interest in net income, net of tax	(5)	(2)	(4)	(4)	(15)	(6)	(3)			(8)

Net income from continuing operations	54	31	21	21	127	36	11			47
Discontinued operations, net of tax (E)	—	—	(1)	3	2	—	—			—
Net income	54	31	20	24	129	36	11			47
Dividends on preferred stock, net of tax benefit	—	(1)	—	—	(1)	—	—			—

Net income available to common shares	$54	$30	$20	$24	$128	$36	$11			$47

Diluted earnings per share of common stock
Net income from continuing operations	$0.79	$0.45	$0.31	$0.32	$1.87	$0.56	$0.17			$0.73
Discontinued operations, net of tax (E)	—	—	(0.01)	0.04	0.03	—	—			—

Net income	$0.79	$0.45	$0.30	$0.36	$1.90	$0.56	$0.17			$0.73

Weighted average common shares outstanding
Diluted	69	69	68	66	68	64	64			64

(A)	Segment sales for certain operating segments within the Carbon Black Business include 100% of sales of one equity affiliate at market-based prices.
(B)	Unallocated and other reflects an elimination for sales for one equity affiliate offset by royalties paid by equity affiliates and external shipping and handling fees.
(C)

Segment profit is a measure used by Cabot’s Chief Operating Decision-Maker to measure consolidated operating results, assess segment performance and allocate resources. Segment profit includes equity in net income of affiliated companies, royalties paid by equity affiliates, minority interest and allocated corporate costs.

(D)	General unallocated expense includes foreign currency transaction gains (losses), interest income, dividend income and certain items listed in Exhibit I.
(E)	Amounts relate to legal and tax settlements in connection with our discontinued operations.

Second Quarter Earnings Announcement, Fiscal 2008

CABOT CORPORATION CERTAIN ITEMS - Exhibit I

	Three Months				Six Months
Periods ended March 31 Dollars in millions, except per share amounts (unaudited)	2008	2008	2007	2007	2008	2008	2007	2007
	$	per share(A)	$	per share(A)	$	per share(A)	$	per share(A)
Certain items before income taxes
Environmental reserves/settlement	$—	$—	$(5)	$(0.06)	$(1)	$(0.01)	$(5)	$(0.06)
Carbon Black antitrust litigation	—	—	(10)	(0.09)	—	—	(10)	(0.09)
CEO transition costs	(4)	(0.04)	—	—	(4)	(0.04)	—	—
Restructuring initiatives:
- Global	—	—	(2)	(0.02)	—	—	(4)	(0.04)
- Altona, Australia	—	—	—	—	18	0.20	(1)	(0.01)
- North America	(7)	(0.08)	—	—	(13)	(0.15)	—	—
- Europe (B)	(1)	(0.01)	—	—	(2)	(0.02)	—	—

Total certain items	(12)	(0.13)	(17)	(0.17)	(2)	(0.02)	(20)	(0.20)

Tax impact of certain items	4		5		1		6

Total certain items	$(8)	$(0.13)	$(12)	$(0.17)	$(1)	$(0.02)	$(14)	$(0.20)

Periods ended March 31	Three Months		Six Months
Dollars in millions (unaudited)	2008	2007	2008	2007
Statement of Operations Line Item
Cost of sales	(8)	$(6)	3	$(8)
Selling and administrative expenses	(4)	(11)	(5)	(12)

Total certain items	$(12)	$(17)	$(2)	$(20)

Periods ended March 31	Three Months		Six Months
Dollars in millions (unaudited)	2008	2007	2008	2007
Certain items by Segment (C)
Carbon Black Business	$(11)	$(14)	$—	$(17)
Supermetals Business	—	(2)	—	(2)
Metal Oxides	(1)	—	(1)	—
Other	—	(1)	(1)	(1)

Total certain items	$(12)	$(17)	$(2)	$(20)

(A)	Per share amounts are calculated after tax.
(B)	Charges relate to former carbon black facilities.
(C)	Amounts are included in general unallocated expenses and are not included in Segment PBT.